EXHIBIT 10.5

AGREEMENT

AGREEMENT, as of 23rd of February 2010 (hereinafter referred to as the "Agreement") concluded by and between Emerging Media Holdings, Inc, a Nevada corporation ("the Company"), and SC Straco Grup SRL, having its headquarters located in Bucharest, 5-9 Barlea Street, sector 5, Romania, Sole Registration Number RO15143718, registered with the Trade Registry under no. J40/751/2003, a company organized and functioning under the laws of Romania ("Straco").

PREAMBLE

WHEREAS, Straco owns 20% (twenty percent) of the share capital of  SC Genesis International S.A., a joint stock company incorporated under the laws of Romania (“Genesis”), that it wishes to sell to the Company; and

WHEREAS, the Company wishes to purchase this stock from the share capital of Genesis; and

WHEREAS, subject to the terms and conditions herein, the Company will acquire from Straco 32,000 shares, representing 20% (twenty percent) of the share capital or other ownership interests (“ Genesis Shares”) in exchange for an aggregate of 1,250,000 (one million two hundred fifty thousands) common stock shares of the Company (“EMH Shares”) following to be issued (“Exchange”) and;

WHEREAS, the Company and Straco agreed upon the Exchange value, settling the following:

The average reference exchange rate settled by the parties for the Exchange is 3.00 lei for 1.00 US Dollar.

Thus, the total Exchange value is 1,740,000,00 lei or 580,266.67 US Dollars

WHEREAS, the Exchange shall qualify as a transaction with securities exempted from registration and qualification under the Securities Act of 1933, as it was subsequently amended;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Straco hereby agree as follows:

ARTICLE I:  THE EXCHANGE.

SECTION 1.01. The Exchange. Exchange Effects. Subject to the terms and conditions set forth in Article VII, upon the Effective Time (as it is defined below in Section 1.02), as a result of the Exchange, the Company agrees to become the owner of 20% (twenty percent) of Genesis Shares and

Straco will become the owner of 1,250,000 (one million two hundred fifty thousands) of the Company’s shares

SECTION 1.02. Effective Time; Closing. The present Contract enters in force upon the date it is signed by the contracting parties. The parties hereto shall cause the Exchange to be consummated by Straco delivering to the Company, or its representatives, the Genesis Shares or other instruments evidencing the ownership over the Genesis Shares, duly endorsed (or jointly with the powers of attorney needed for the transfer of the ownership over the Genesis shares) so as to make the Company the sole owner thereof free and clear of all claims and encumbrances except as specifically assumed by the Company, in exchange for delivery by the Company to Straco of 1,250,000 (one million two hundred fifty thousands) EMH shares. The term "Effective Time" means the date and time of the Closing (or such later time as may be agreed in writing by each of the parties hereto) to be held at the offices of the Company, in Orlando, Florida (or such other place as the parties may agree).

ARTICLE II:  DELIVERY OF SECURITIES; EXCHANGE OF SHARES.

SECTION 2.01. Delivery of Securities.  Upon the Effective Time, by virtue of the Exchange:  1,250,000 (one million two hundred fifty thousands) EMH will be issued in exchange for 32,000 Genesis Shares.

SECTION 2.02.  Exchange of Shares.  Upon the Closing:

Straco shall deliver to the Company all Genesis Shares or other instruments representing the Genesis Shares, together with any stock transfer tax stamps needed to accomplish the Exchange, together with such other customary documents as may reasonably be required by the Company . And

The Company shall deliver to Straco all EMH Shares or other instruments representing EMH Shares, together with any stock transfer tax stamps needed to accomplish the Exchange, together with such other customary documents as may reasonably be required by Straco.

ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF  STRACO.

Except as set forth in this Agreement and disclosed in Schedule A, Straco hereby represents and warrants to the Company that:

SECTION 3.01. Representations and Warranties of Straco.  Straco hereby represents and warrants to the Company as follows:

(a)
Straco has reviewed and understands the business, finances and operations of the Company, including the Company’s current financial statements, and other information and materials in respect to the Company's business and operations, including the Company’s filings under the U.S. Securities Exchange Act of 1934, as amended (collectively, the "Materials"), and makes and enters into this Agreement with full knowledge of the terms and conditions contained therein.  The Company has made available to Straco and its agents and advisors the opportunity to obtain additional information and to verify the accuracy of the information contained in the Materials, to evaluate the merits and risks of this investment and to ask questions of and receive satisfactory answers from the Company's President and other officers and employees concerning the business, its operations and prospects. Straco has received all information and materials it has requested and had a reasonable amount of time to review and consider the Materials and to discuss such matters with the Company representatives, its legal counsel and other advisors.

(b)
Recognition of Risk.  Straco recognizes that the Exchange involves a high degree of risk.  In this regard, Straco has read the Materials, and understands, in addition thereto, that (i) an investment in the Company is speculative; (ii) Straco may not be able to liquidate the investment; (iii) transferability of the EMH Shares resulted from the Exchange is restricted; and (iv) in the event of a disposition, Straco could sustain the loss of its entire investment.

(c)
Knowledge and Experience of Shareholder.  Straco represents that its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of an investment in the Company.

(d)
Investor Status. (i) Straco is not a U.S. Legal Person and is not acquiring the EMH Shares resulted from the Exchange for the account of any U.S. Person, (ii) if a corporation, it is not organized or incorporated under the laws of the United States; (iii) if a corporation, no director or executive officer is a national or citizen of the United States; and (iv) it is not otherwise deemed to be a "U.S. Person" within the meaning of Regulation S.

(e)
Purchase for Investment.  Straco is subscribing for the EMH Shares resulted from the Exchange solely for its own account, for investment purposes and not for distribution, sale or subdivision, or for the account of any other individual, corporation, firm or person.

(f)
Representation by Counsel.  Straco represents that it is represented by its own counsel in this transaction and that such counsel has carefully reviewed the terms of this Agreement and the tax consequences of the Exchange.

SECTION 3.02. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Exchange or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Straco.
.

ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in this Agreement and disclosed in Schedule B, the Company hereby represents and warrants to Genesis that:

SECTION 4.01. Organization and Qualification; Subsidiaries. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 4.02. Certificate of Incorporation and By-Laws. the Company has heretofore made available to Straco a complete and correct copy of its Organization Documents. The Company is not violating any of the provisions of its Organization Documents.

SECTION 4.03. Capitalization. The authorized share capital of the Company consists of 100,000,000 common stock shares of which 16,303,000 shares are issued and outstanding upon the date of this Agreement.

SECTION 4.04. Due Authorization of Exchanged EMH Shares. The EMH Shares to be issued pursuant to the Exchange in accordance with SECTION 2.01 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company's Articles of Incorporation or By-Laws or any agreement to which the Company is a party or is bound to and (ii) will, when issued, be exempted from registration under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act") and exempted from registration under applicable Blue Sky Laws. The EMH Shares to be issued pursuant to the Exchange in accordance with SECTION 2.01 will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such EMH Shares):  "The Securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The Securities may not be sold, transferred or assigned in the absence of an effective registration statement for the Securities under said Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under said Act."

SECTION 4.05. Authority Relative to This Agreement. the Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Exchange and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Exchange and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Exchange and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Straco, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

SECTION 4.06. Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any court, arbitrator or governmental entity, domestic or foreign, which seeks to delay or prevent the consummation of the Exchange or any other material transaction contemplated by this Agreement.

SECTION 4.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Exchange or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE V:  CONDUCT OF BUSINESSES PENDING THE EXCHANGE

SECTION 5.01. Conduct of Business by the Company and Genesis Pending the Exchange.  The Company agrees that, between the date of this Agreement and the Effective Time, except if the parties agree otherwise, the businesses of the Company and Genesis shall be conducted in the ordinary course of business and in a manner consistent with past practice.

ARTICLE VI:  ADDITIONAL AGREEMENTS

SECTION 6.01. Obligations of the Company. The Company shall take all action necessary to perform its obligations under this Agreement and to consummate the Exchange subject to the terms and conditions set forth in this Agreement.

SECTION 6.02. Obligations of Straco. Straco shall take all action necessary to perform its obligations under this Agreement and to consummate the Exchange subject to the terms and and conditions set forth in this Agreement.

SECTION 6.03. Further Action; Consents; Filings. Subject to the terms and conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Exchange and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Genesis or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Exchange and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Exchange and the other transactions contemplated by this Agreement required under (A) the Exchange Act and the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws and (B) any other applicable law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

ARTICLE VII:  CONDITIONS TO THE EXCHANGE

SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company and Straco to consummate the Exchange are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)
no governmental entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an "Order") which is then in effect and has the effect of making the Exchange illegal or otherwise prohibiting consummation of the Exchange; and

(b)	all consents, approvals and authorizations legally required to be obtained to consummate the Exchange shall have been obtained from and made with all governmental entities.

SECTION 7.02. Conditions to the Obligations of the Company The obligations of the Company to consummate the Exchange are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)	to the best of Straco's knowledge and belief, each of the representations and warranties of Straco contained in this Agreement shall be true and correct upon the Effective Time; and

(b)	Straco shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

SECTION 7.03. Conditions to the Obligations of Straco. The obligations of Straco to consummate the Exchange are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)	each of the representations and warranties of the Company contained in this Agreement shall be true and correct upon the Effective Time; and

(b)	the Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

ARTICLE VIII:  TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated and the Exchange and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a)	by mutual written consent duly authorized by the Boards of Directors of the Company and Straco;
(b)
by either the Company or Straco if the Effective Time shall not have occurred provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)	there shall be any order which is final and non-appealable preventing the consummation of the Exchange;
(d)
by the Company upon a breach of any material representation, warranty, covenant or agreement on the part of Straco set forth in this Agreement, or if any representation or warranty of Straco shall have become untrue ("Termination by Straco Breach"); provided, however, that, if such Termination by Straco Breach is curable by Straco through the exercise of its best efforts, the Company may not terminate this Agreement under this Section 8.01(d); or

(e)
by Straco upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue ("Termination by Company Breach"); provided, however, that, if such Termination by Company Breach is curable by the Company through the exercise of its best efforts, Genesis may not terminate this Agreement under this Section 8.01(e).

SECTION 8.02. Effect of Termination. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of the Company or Straco or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken at the initiative of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that no amendment may be made which would reduce the amount or change the type of consideration for which each Share shall be exchanged upon consummation of the Exchange. This Agreement may not be amended except by a written instrument signed by the parties hereto.

SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party or parties to be bound thereby.

SECTION 8.05. Expenses. All Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Exchange or any other transaction is consummated. "Expenses" as used in this Agreement shall include all reasonable expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the closing of the Exchange and the other transactions contemplated by this Agreement.

ARTICLE IX:  GENERAL PROVISIONS

SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to SECTION 8.01, as the case may be, except for the agreements set forth in Articles I and II and SECTION 6.02 and this Article IX shall survive the Effective Time and those set forth in SECTIONS 8.02 and 8.05 and this Article IX shall survive termination.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to the Company:

Emerging Media Holdings, Inc.
1809 E. Broadway Street, Suite 175
Ovieda, FL 32765
Attn: Iurie Bordian, Chief Executive Officer
Facsimile:

with a copy to (which shall not constitute notice to the Company):

Michael Paige, Esq.
Jackson & Campbell, P.C.
1120 20th Street, NW
South Tower
Washington, DC 20036
Facsimile:

if to Straco:

SC Straco Grup SRL
5-9 Barlea Street
Bucharest, Sector 5
Attn: Alexandru Horpos, President
Facsimile:

with a copy to (which shall not constitute notice to the Company):

_____________, Esq.

Facsimile:

SECTION 9.03.  Specific Definitions.  For the purposes of this Agreement, the term

(a)	"affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

(b)
"control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(c)
"person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in SECTION 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

(d)
"subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the share capital or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 9.04. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 9.06. Incorporation of Documents and Exhibits. All documents furnished by Straco and all documents furnished by the Company and all exhibits attached hereto and referred to herein are  incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 9.08. Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

SECTION 9.09.  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.11. Entire Agreement. This Agreement (including the Schedules) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

IN WITNESS WHEREOF, the Company and Straco have caused this Agreement to be executed upon the date first written above by their respective officers thereunto duly authorized.

ATTEST: EMERGING MEDIA HOLDINGS, INC.

By: /s/ Iurie Bordian
Iurie Bordian, Chief Executive Officer

ATTEST:  SC STRACO GRUP SRL

By: /s/ Alexandru Horpos
Alexandru Horpos, President

SCHEDULE A—EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES OF SC STRACO GRUP SRL

SCHEDULE B—EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES OF EMERGING MEDIA HOLDINGS, INC.